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                              MESA AIR GROUP, INC.                     Exhibit 4
                      1999 NON-QUALIFIED STOCK OPTION PLAN


                  1. Purpose of Plan. The Purpose of this Plan is to advance the interest of Mesa Air Group, Inc., a Nevada corporation (hereinafter called the "Company") and its shareholders by providing a means whereby employees of the Company, or any subsidiary thereof, may be given an opportunity to purchase Common Stock (hereinafter called "shares") of the Company under options granted under the Plan, to the end that the Company may retain present personnel upon whose judgment, initiative and efforts the successful conduct of the business of the Company largely depends, and may attract new personnel. Further, this Plan has been adopted to facilitate the assumption of the outstanding options of CCAIR, Inc. ("CCAIR") that were assumed (the "Assumed Options") by the Company in connection with the merger (the "Merger") of Mesa Merger Corporation with and into CCAIR.

                  2. Shares Subject to the Plan. The aggregate number of shares of the Company for which options may be granted under this Plan shall be 189,527, which shares representing the number of shares of common stock of CCAIR underlying the Assumed Options, as adjusted for the exchange ratio in the Merger; provided, however, that whatever number of shares shall remain reserved for issuance pursuant to the Plan at the time of any stock split, stock dividend or other change in the Company's capitalization shall be appropriately and proportionately adjusted to reflect such stock dividend, stock split or other change in capitalization. Such shares shall be made available from authorized but unissued or reacquired shares of the Company. Any shares for which an option is granted hereunder that are released from such option for any reason shall become available for other options to be granted under this Plan.

                  3. Administration of the Plan. This Plan shall be administered under the supervision of the Board of Directors. Subject to the express provisions of this Plan, the Board shall have conclusive authority to construe and interpret the Plan, any stock option agreement entered into thereunder, and any stock appreciation right granted thereunder and to establish, amend, and rescind rules and regulations for its administration.

                  4. Granting of Options. The Board from time to time shall designate from among the full-time key employees of the Company those employees to whom stock options to purchase shares shall be granted under this Plan, the number of shares which shall be subject to each option so granted, and the type of option granted. The Board shall direct an appropriate officer of the Corporation to execute and deliver option agreements to employees reflecting the grant of options.
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                  5. Option Period. No stock option granted under this Plan may be exercised later than ten years from the date of grant.

                  6. Option Price. The option price shall be fixed by the Board and set forth in the Option Agreement, which price shall not be less than the per share fair market value of the outstanding shares of the Company on the date that the option is granted, as determined by the Board. The Board may fix such option price and authorize one or more officers of the Company to compute the price. The option price may be payable in cash, Company stock, or a combination thereof. The date on which the Board approves the granting of an option shall be deemed the date on which the option is granted.

                  7. Option Agreement. The Option Agreement in which option rights are granted to an employee shall be in the applicable form (consistent with this Plan) from time to time approved by the Board and shall be signed on behalf of the Company by the Chairman of the Board, the President, any Vice President or the Secretary of the Company other than the employee who is a party thereto, and shall be dated as of the date of the granting of the option, as determined in Paragraph 6 hereof.

                  8. Amendment and Termination of the Plan. The Company, by action of its Board of Directors, reserves the right to amend, modify or terminate at any time this Plan, or, by action of the Board with the consent of the optionee, to amend, modify or terminate any outstanding option agreement or grant of stock appreciation rights, except that the Company may not, without further shareholder approval, increase the total number of shares as to which options may be granted under the Plan (except increases attributable to the adjustments authorized in Paragraph 2 hereof), change the employees or class of employees eligible to receive options or materially increase the benefits accruing to participants under the Plan. Moreover, no action may be taken by the Company (without the consent of the optionee) which will impair the validity of any option then outstanding.

                  9. Effective Date of Plan. The Plan shall be effective upon adoption of the Plan by the Board of Directors of the Company.


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                  10. Expiration of Plan. Options may be granted under this Plan at any time prior to June 8, 2009, on which date the Plan shall expire but without affecting any options then outstanding.


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